Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (i) the Registration Statements (Form S-8 No. 333-170386 and Form S-8 No. 333-181482) pertaining to the 2004 Stock Incentive Plan of SciQuest, Inc. and subsidiaries and (ii) the Registration Statement (Form S-8 No. 333-181492) pertaining to the Employee Stock Purchase Plan of SciQuest, Inc. and subsidiaries of our reports dated March 8, 2013, with respect to the consolidated financial statements of SciQuest, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of SciQuest, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Raleigh, North Carolina

March 8, 2013